Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Second Quarter 2005 Financial Results

NASSAU, THE BAHAMAS, July 27, 2005 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the second quarter ended June 30, 2005.

Steiner Leisure's revenues for the second quarter ended June 30, 2005 rose 17.8% to $97.8 million from $83.0 million during the comparable quarter in 2004. Income from continuing operations, before discontinued operations for the second quarter, was $9.6 million compared with $8.5 million for the same quarter in 2004.

Earnings per share before discontinued operations for the second quarter ended June 30, 2005 was $0.53 per share, compared with $0.49 per share for the comparable quarter in 2004. The earnings per share data are presented on a diluted basis.

Revenues for the six months ended June 30, 2005 rose 17.4% to $192.5 million from $163.9 million during the comparable six months in 2004. Income from continuing operations, before discontinued operations for the six months ended June 30, 2005 was $18.7 million compared with $16.6 million for the same six months in 2004.

Earnings per share before discontinued operations for the six months ended June 30, 2005 was $1.01 per share compared with $0.97 per share for the comparable six months in 2004. The above earnings per share data are presented on a diluted basis.

Leonard I. Fluxman, President and Chief Executive Officer of Steiner Leisure, commented "Our second quarter performance was in line with our expectations. Despite traditional repositioning of certain ships to Alaska and the Mediterranean during this quarter, our execution in our maritime business remained strong."

Steiner Leisure Limited is a worldwide provider of spa services. The Company's operations include spas and salons on 120 cruise ships, and in 52 resort spas and two luxury day spas. Our cruise line and land-based resort customers include Carnival Cruise Line, Caesars Entertainment, Celebrity Cruises, Crystal Cruises, Cunard/Seabourn Cruise Lines, Hilton Hotels, Holland America Line, Kerzner International, Marriott Hotels, Norwegian Cruise Lines, Princess Cruises and Royal Caribbean Cruises. Our Elemis Limited subsidiary manufactures its Elemis® brand products for use in our cruise ship and land-based spas. This top quality European line of beauty products is also distributed worldwide to exclusive hotels, salons, health clubs and destination spas. Elemis®, as well as other Steiner private label products, including La Therapie®, Ionithermie, and Steiner Hair Care, are available at www.timetospa.com.

Steiner Leisure also owns and operates three post secondary schools (comprised of a total of seven campuses) located in Miami, Fort Lauderdale, Orlando and Sarasota, Florida; Baltimore, Maryland; York, Pennsylvania and Charlottesville, Virginia. Offering degree and non-degree programs in massage therapy and skin care, these schools train and qualify spa professionals for health and beauty positions within the Steiner family of companies or other industry entities.

The Company will be holding a conference call at 11:00 am (EST) on Thursday, July 28, 2005. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (706) 679-5917 for domestic and international calls approximately ten minutes before the scheduled time. This call is available for replay from Thursday, July 28, 2005 (approximately 3 hours after the call takes place) until Tuesday, August 2, 2005 at 12:00 pm. You may reach it by dialing (706) 645-9291 for both domestic and international calls. The conference ID # is 7741554.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Revenues:
Services	$65,169	$56,805	$130,495	$112,772
Products	32,603	26,223	62,021	51,161
Total revenues	97,772	83,028	192,516	163,933

Cost of Sales:
Cost of services	51,917	44,796	103,209	89,045
Cost of products	24,786	19,367	47,141	37,629
Total cost of sales	76,703	64,163	150,350	126,674
Gross profit	21,069	18,865	42,166	37,259

Operating Expenses:
Administrative	5,045	4,384	10,675	8,688
Salary and payroll taxes	5,647	4,856	11,342	9,683
Total operating expenses	10,692	9,240	22,017	18,371
Income from continuing operations	10,377	9,625	20,149	18,888

Other Income (Expense):
Interest expense	(62)	(600)	(113)	(1,254)
Equity and minority interest	--	75	--	191
Other income	62	25	210	41
Total other income (expense)	--	(500)	97	(1,022)

Income from continuing operations before provision for income taxes and discontinued operations	10,377	9,125	20,246	17,866

Provision for income taxes	813	671	1,586	1,284

Income from continuing operations before discontinued operations	9,564	8,454	18,660	16,582

Loss from discontinued operations (which includes loss on disposal of $ 2 and $ 7 for the three and six months ended June 30, 2004, respectively), net of taxes	(3)	(25)	(17)	(97)

Net income	$9,561	$8,429	$18,643	$16,485

Income (loss) per share-Basic:
Income before discontinued operations	$0.55	$0.51	$1.06	$1.00
Loss from discontinued operations	--	--	--	--
	$0.55	$0.51	$1.06	$1.00

Income (loss) per share-Diluted:
Income before discontinued operations	$0.53	$0.49	$1.01	$0.97
Loss from discontinued operations	--	--	--	(0.01)
	$0.53	$0.49	$1.01	$0.96

Weighted average shares outstanding:
Basic	17,312	16,668	17,653	16,574
Diluted	18,087	17,360	18,491	17,154

STATISTICS

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Average number of ships served[1]:	115	109	115	108
Spa	82	75	82	74
Non-Spa	33	34	33	34

Average total number of staff on ships served:	1,646	1,454	1,632	1,438
Spa	1,412	1,228	1,397	1,212
Non-Spa	234	226	235	226

Revenue per staff per day[2]:	$448	$420	$447	$414
Spa	$471	$441	$473	$436
Non-Spa	$314	$306	$300	$296

Average weekly revenues:	$44,962	$39,183	$44,422	$38,728
Spa	$56,662	$50,558	$56,460	$50,065
Non-Spa	$15,706	$14,202	$14,832	$13,871

Average number of land-based spas served [3]	49	52	48	52

Average weekly land-based spas revenues	$26,785	$24,411	$27,578	$24,591

Total schools revenues[4]	$4,239,000	$4,328,000	$8,665,000	$8,874,000

Total wholesale and retail product revenues	$9,428,000	$6,568,000	$17,352,000	$13,356,000

_____________

1 Average number of ships served reflects the fact that during the period ships were in and out of service and,   accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to    each day that a cruise ship is in service.

3 Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.

4 Includes $151,000 and $211,000 for the three months ended June 30, 2005 and 2004, respectively, and $368,000 and $400,000 for the six months ended June 30, 2005 and 2004, respectively, relating to the Steiner training school near London, England.